As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-196134

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION NO. 333-196134

Key Energy Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity and Cash Incentive Plan

(Full Title of the Plan)

Katherine I. Hargis

Vice President, Chief Legal Officer and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, TX 77010

(Name and Address of Agent For Service)

713-651-4300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Key Energy Services, Inc. (the “Company”), relates to Registration Statement No. 333-196134 filed by the Company with the Securities and Exchange Commission on May 21, 2014, registering 12,310,750 shares of the Company’s common stock, par value $0.10 per share (the “Registration Statement”).

On October 24, 2016, the Company and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to the terms of a plan support agreement, dated August 24, 2016, by and among the Debtors and certain of their lenders and noteholders, that contemplates the reorganization of the Debtors pursuant to a prepackaged plan of reorganization. The Debtors obtained joint administration of their chapter 11 cases under the caption In re: Key Energy Services, Inc., et al., Case No. 16-12306.

On December 6, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the prepackaged plan of reorganization as modified by the Confirmation Order (the “Plan”). On December 15, 2016 (the “Effective Date”), the Plan became effective in accordance with its terms, and the Debtors emerged from the chapter 11 cases.

As a result of the effectiveness of the Plan, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Date, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 16th day of December, 2016.

Key Energy Services, Inc.

By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Vice President, Chief Legal Officer and Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.